February 4, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Dear Sirs:

I hereby authorize James W. Boeckman, Executive Vice President, General Counsel and
Secretary of DuPont Photomasks, Inc. ("DPI"), to sign and file on my behalf SEC Forms
3, 4, 5, Representation Letters, Rule 144 Forms or any other SEC forms (including without limitation, amendments thereto) relating to changes in beneficial ownership of securities of DPI. This authorization shall remain in effect so long as I am an Officer of
DPI, unless it is earlier specifically revoked by me in writing.

Sincerely,

/s/ Craig W. Kokjohn

Craig W. Kokjohn
Executive Vice President Worldwide Sales